Exhibit 99.1

Virtusa Appoints New Member to Board of Directors

Westborough, MA – (November 21, 2008) – Virtusa Corporation (NASDAQ: VRTU), a global information technology (IT) services company that provides IT consulting, technology implementation and application outsourcing services through an offshore delivery model, today announced that William K. O’Brien has joined its Board of Directors as an independent director, effective November 19, 2008.  Mr. O’Brien also has been appointed as a member of the Audit Committee.

Kris Canekeratne, Chairman and Chief Executive Officer of Virtusa, stated, “On behalf of the Virtusa Board of Directors, I am pleased to welcome Bill O’Brien to our Board.  Bill has more than 30 years of experience working with leading global technology companies.  His extensive experience ranging from audit and tax to global strategy and planning will benefit Virtusa tremendously as we continue to manage our business for long-term profitable growth.”

Mr. O’Brien was Chairman and CEO of Enterasys Networks (NYSE: ETS) from April 2002 until March 2006. In this role, he initiated substantial changes in management, products, cost structure, and strategy and also led the successful sale of the company. Prior to that, he built a 30-year career at PricewaterhouseCoopers, where he served in a number of roles including Chief Operating Officer of the former Coopers & Lybrand, with responsibility for the audit, tax, and financial advisory components of the U.S. business; Managing Partner for the Boston office; and Deputy Chairman in the New York-based National office, responsible for international operations and the development of core competitive competencies.

Mr. O’Brien has served on numerous boards over the years including Color Kinetics, Enterasys Networks, Bentley College, Caritas Christi, The Boston Chamber of Commerce, and The Pike School.  He currently serves on the board of directors of Camp Dresser & McKee and Mercury Computer Systems, Inc. (NASDAQ: MRCY).   He is a graduate of Bentley College.

About Virtusa Corporation

Virtusa (NASDAQ: VRTU) is a global information technology (IT) services company providing IT consulting, technology implementation and application outsourcing services.  Using its enhanced global delivery model, innovative platforming approach and industry expertise, Virtusa provides cost-effective services that enable its clients to use IT to enhance business performance, accelerate time-to-market, increase productivity and improve customer service.

Founded in 1996 and headquartered in Massachusetts, Virtusa has offices in the United States and the United Kingdom, and global delivery centers in India and Sri Lanka.

“Virtusa” is a registered trademark of Virtusa Corporation.

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